Exhibit 3.1

Certificate of Amendment to the Third

Amended and Restated Certificate of Incorporation

of

AMC Entertainment Holdings, Inc.

AMC Entertainment Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. That Article V.A. of the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Amendment dated July 29, 2020 (the “Certificate of Incorporation”), is hereby further amended to read in its entirety as follows:

A. The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible.  One class’s initial term will expire at the first annual meeting of the stockholders following the effectiveness of this Certificate of Amendment, another class’s initial term will expire at the second annual meeting of the stockholders following the effectiveness of this Certificate of Amendment and another class’s initial term will expire at the third annual meeting of stockholders following the effectiveness of this Certificate of Amendment, with directors of each class to hold office until their successors are duly elected and qualified; provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.  At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the filing of this Certificate of Amendment, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal as possible.  No decrease in the number of directors shall shorten the term of any incumbent director.

2. The remaining provisions of Article V of the Certificate of Incorporation shall remain the same and in full force and effect.

3. The foregoing amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of General Corporation Law of the State of Delaware.

4. The foregoing amendment to the Certificate of Incorporation shall become effective at 6:00 a.m. (Delaware time) on January 25, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by the undersigned officer, duly authorized, as of the 22nd day of January 2021.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Kevin M. Connor
Name:	Kevin M. Connor
Title:	Senior Vice President, General Counsel & Secretary